LAW OFFICE
                                    OF
                             STEWART A. MERKIN
                              ATTORNEY AT LAW
                         RIVERGATE PLAZA, SUITE 300
                            444 BRICKELL AVENUE
                            MIAMI, FLORIDA 33131
                          e-mail: merkmia@aol.com

Tel.: (305) 358-5800                                 Fax:  (305) 358-2490



January 11, 2001

Med Gen, Inc.
7284 W. Palmetto Park Road, Suite 106
Boca Raton, Florida 33433

Dear Sir:

I have acted as special counsel to Med Gen, Inc., a Nevada corporation (the "Corporation"), in connection with the offering of 3,055,000 shares if its Common Stock to consultants and employees of the Corporation. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

Please be advised that I am of the opinion that the Corporation's Common Stock has been duly authorized by the Corporation and, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stewart A. Merkin, Esq., P.A.

Stewart A. Merkin, Esq., P.A.